Poniard Pharmaceuticals Announces Management Changes

— Caroline M. Loewy Appointed Executive Vice President, Strategic Planning and Investor
 Relations—

— Cheni Kwok, Ph.D., Appointed Vice President, Business Development—

-Change in CFO to be effective July 21, 2006-

Seattle and San Francisco (June 23, 2006) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD) today appointed Caroline M. Loewy executive vice president, strategic planning and investor relations of the Company, effective immediately, and announced that Cheni Kwok, Ph.D., will be joining the Company as vice president, business development, effective July 3, 2006. The Company also announced that Susan D. Berland, chief financial officer of the Company, earlier this week delivered written notice that she will be leaving the Company, effective July 21, to pursue other opportunities. Ms. Loewy will assume the role of chief financial officer of the Company upon Ms. Berland’s departure.

Ms. Loewy has more than a decade of senior management experience in equity research at top-tier Wall Street firms, including serving as executive director of biotechnology equity research at Morgan Stanley Inc. In addition, Ms. Loewy held various positions at Prudential Securities Inc., including managing director of biotechnology equity research. Most recently, Ms. Lowey has been a consultant to various biotechnology companies, advising on strategy and finance.

Dr. Kwok joins Poniard from Celera Genomics, where she led the business development efforts for Celera’s small molecule therapeutic programs. Prior to Celera, Dr. Kwok was associate director of business development for Exelixis Inc., where she initiated multiple partnerships and served as the alliance manager for the GlaxoSmithKline collaboration. Ms. Loewy and Dr. Kwok will be members of Poniard’s executive management team reporting to president, chairman and CEO Jerry McMahon, Ph.D.

“I believe that these additions to our management team will be key to our efforts to achieve our ambitious business goals and create value for shareholders, particularly over the next 12-18 months,” said Dr. McMahon. “Caroline’s detailed understanding of the financial and commercial operations of biotechnology and specialty pharmaceutical companies and relationships with Wall Street will be invaluable. Cheni brings substantial business development and transactional experience and a record of success that will help us move forward to build a diverse oncology pipeline through research collaborations, in-licensing and acquisitions.”

“I would also like to thank Susan Berland for her contributions to the Company, including her role in the strategic transitioning of Poniard toward a specialty pharmaceutical company focused in oncology, and I wish her well in her future endeavors “ McMahon added.

Prior to joining Prudential, Ms. Loewy served as a senior financial analyst at BankAmerica Corporation. Ms. Loewy holds an MBA from Carnegie Mellon, Graduate School of Business, and a BA in economics from the University of California, Berkeley.

Prior to joining Exelixis Inc., Dr. Kwok held various research management, technology assessment and alliance management roles at SmithKline Beecham Pharmaceuticals. She received a bachelor’s degree in biotechnology from Imperial College of Science, Technology and Medicine, University of London, U.K. and a Ph.D. in human molecular genetics from the University of Cambridge, U.K.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile. An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors. Picoplatin currently is being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers. As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors. For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, planned research and development programs and clinical trial activities. The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, clinical trials and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 Poniard Pharmaceuticals, Inc. All Rights Reserved.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals
Corporate Communications
750 Battery Street, Suite 400
San Francisco, CA  94111
206-286-2517
jrathbun@poniard.com

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